Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-1 and related Preliminary Prospectus of Gaia, Inc. of our report dated March 6, 2023, except for the effects of the restatement discussed in Note 3 to the consolidated financial statements, as to which the date is March 29, 2024, with respect to our audit of the consolidated financial statements of Gaia, Inc. appearing in the Annual Report on Form 10-K of Gaia, Inc. for the year ended December 31, 2023.

We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ ArmaninoLLP
Dallas, Texas

June 14, 2024